EXHIBIT 15

Bank of America, N.A. as Trustee

  for the Hugoton Royalty Trust:

We are aware that XTO Energy Inc. has incorporated by reference in its Registration Statement No. 333-81849 on Form S-8, Hugoton Royalty Trust’s Form 10-Q for the quarter ended September 30, 2002, which includes our report dated October 9, 2002, covering the unaudited interim financial information contained therein.  Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Dallas, Texas

October 25, 2002